Exhibit 99.1

Contact:	Media:	Investors:
	Jeff Macdonald	John Elicker
	Communications	Investor Relations
	212-546-4824	212-546-3775
jeffrey.macdonald@bms.com

Laura Hortas
Communications
609-252-4587
laura.hortas@bms.com

BRISTOL-MYERS SQUIBB FINALIZES SETTLEMENT OF PREVIOUSLY

DISCLOSED FEDERAL

INVESTIGATION INTO PRICING, SALES AND MARKETING PRACTICES

NEW YORK (September 28, 2007)—Bristol-Myers Squibb Company announced today that it has finalized a civil settlement agreement with the United States Department of Justice (“DOJ”) and the Office of the United States Attorney for the District of Massachusetts resolving the previously disclosed investigations that began several years ago involving the company’s drug pricing, and sales and marketing activities. The company announced in December 2006 that an agreement in principle had been reached. In connection with the settlement, the company has entered into a five-year corporate integrity agreement with the Office of the Inspector General of the Department of Health and Human Services (“OIG”) that provides for, among other obligations, the continued development and maintenance of the company’s compliance programs relating to the company’s U.S. pharmaceuticals business.

As previously announced, the agreement provides for a civil resolution and payment of $499 million, the full amount of which has been reserved. There are no criminal charges against the company. The agreement will not affect the company’s ongoing business with any customers, including the government.

Bristol-Myers Squibb is pleased to have resolved these matters from the past and is proud of its commitment to conduct business with the highest standards of integrity in its mission to extend and enhance human life.

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

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